EXHIBIT 99.1
FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
REPORTS FOURTH QUARTER 2008 RESULTS

February 27, 2009 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that it lost $0.79 per share in the fourth quarter of 2008. Included in this loss were impairments of approximately $54.4 million associated with the overall assessment of assets as part of its goodwill impairment test, pursuant to SFAS No. 142 ($47.1 million of goodwill write-off and $7.3 million of long-lived asset write-off). Also, as previously discussed in our February 10, 2009 press release, Maritech incurred a total of approximately $45.7 million of charges in the fourth quarter (primarily impairments caused by reduced commodity prices, which were not allowed to be offset by Maritech’s hedges). The combination of the $54.4 million impairment and the Maritech charges equaled $100.1 million in the quarter, or $0.91 per share after tax. For the year, similar charges totaled $123.1 million, or $1.10 per share, after tax. All financial data in this release are reported in U.S. dollars, are before discontinued operations and all per share amounts are fully diluted.
Consolidated revenues for the quarter ended December 31, 2008 were $230,421,000 versus $245,975,000 in the fourth quarter of 2007. Total gross profit was a negative of $11,181,000 in the fourth quarter of 2008 versus a negative $37,337,000 in the fourth quarter of 2007. Income before discontinued operations was a loss of $59,284,000 in the fourth quarter of 2008 versus a loss of $44,337,000 in the comparable period of 2007. Net income was a loss of $59,897,000 in 2008’s fourth quarter versus a loss of $18,623,000 in 2007’s fourth quarter.

Consolidated results per share from continuing operations for the fourth quarter of 2008 were a loss of $0.79 with 74,908,000 weighted average diluted common shares outstanding versus a loss of $0.60 with 74,084,000 weighted average diluted common shares outstanding in the fourth quarter of 2007.

Consistent with operational segment changes, the following items will be modified from here, forward. The Well Abandonment & Decommissioning Services Division will be called the Offshore Division. This Division will be comprised of Offshore Services and Maritech. The Production Enhancement Division will now be comprised of two segments, Production Testing and Compressco. Prior period segment information in this division was reclassified to conform to the 2008 presentation.

Divisional pretax earnings (loss) from continuing operations in the fourth quarter of 2008 versus the fourth quarter of 2007 were: Fluids Division – ($18,905,000) in 4Q 2008 and ($7,634,000) in 4Q 2007; Offshore Services (formerly WA&D Services) – ($14,218,000) in 4Q 2008 and $7,037,000 in 4Q 2007; Maritech – ($58,689,000) in 4Q 2008 and ($71,172,000) in 4Q 2007; Production Testing – $9,793,000 in 4Q 2008 and  $7,935,000 in 4Q 2007; and, Compressco – $7,629,000 in 4Q 2008 and $7,196,000 in 4Q 2007.

Financial data aggregating full year 2008, comparable data for 2007 and data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “During the fourth quarter of 2008, TETRA incurred $100.1 million of impairments. A significant portion of the Maritech $45.7 million of impairment was caused by reduced commodity prices, which are not allowed to be offset in this calculation with our hedges (hedges increased in value by approximately $95.3 million pretax, in the quarter). As part of their SFAS No. 142 impairment tests, Fluids had an impairment of $23.9 million and Offshore Services had an impairment of $30.5 million (most of this $54.4 million impairment is triggered by the reduction in the TETRA stock price).

“During the quarter, the Production Enhancement Division had record earnings and Offshore Services had one of its best quarters ever, excluding the impairment charge. The quarter was negatively impacted by Hurricane Ike, especially in Maritech and Fluids. Even with the difficulties encountered due to hurricanes, TETRA generated $189.8 million of ‘net cash provided by operating activities’ during the year ended December 31, 2008.

“We reiterate our February 10 earnings guidance for 2009 of $0.70 – $0.90 per share. Due to the factors enumerated in the February 10 press release, we expect these earnings to be weighted toward the second half of 2009.

“Based on our estimates, we do not foresee any issues in complying with the covenants on our long-term notes or bank debt. Long-term debt is expected to peak around $480 million in May or June and then is projected to fall to slightly above $400 million by year-end 2009. At $480 million of debt, TETRA should have about $100 million unused and available credit under our bank lines. Our bank debt is scheduled to come due on June 27, 2011, and the earliest of our notes is scheduled to come due in September of 2011. TETRA invested significant capital expenditures toward growth in 2006 through 2008, and will continue to do this in Arkansas through mid-year 2009 (expected start-up of the plant may occur two months ahead of schedule, in the third quarter). These investments give us significant capacity to grow all of our businesses, as markets improve. Therefore, we do not anticipate a need to make large additional CapEx investments in order to generate significant cash for use in reducing debt in the 18 months (starting in July 2009), or to increase earnings,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected results of operational business segments for 2009, expected costs associated with damage from the hurricanes and the ability to recover such costs under our insurance policies, the ability to resume operations and production from our damaged or destroyed platforms and properties, and other statements regarding our beliefs, expectations, plans, goals, future events and performance and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$64,199	$67,627	$293,248	$282,074
Offshore (formerly WA&D) Division
Offshore Services	91,143	78,947	306,362	341,082
Maritech	23,641	56,305	208,509	214,154
Intersegment eliminations	(8,635)	(5,870)	(22,971)	(29,057)
Offshore Division total	106,149	129,382	491,900	526,179
Production Enhancement Division
Production Testing	34,120	26,742	127,019	93,130
Compressco	26,076	23,094	97,417	83,554
Production Enhancement Division total	60,196	49,836	224,436	176,684
Eliminations and other	(123)	(870)	(519)	(2,454)
Total revenues	230,421	245,975	1,009,065	982,483

Gross profit (loss)
Fluids Division	10,356	(592)	56,446	38,620
Offshore Division
Offshore Services	13,193	11,148	43,025	49,110
Maritech	(55,992)	(69,598)	(29,958)	(45,631)
Intersegment eliminations	(1,085)	2,248	(782)	6,225
Offshore Division total	(43,884)	(56,202)	12,285	9,704
Production Enhancement Division
Production Testing	12,436	10,121	44,413	32,813
Compressco	10,536	10,032	41,323	36,685
Production Enhancement Division total	22,972	20,153	85,736	69,498
Eliminations and other	(625)	(696)	(2,466)	(1,439)
Total gross profit (loss)	(11,181)	(37,337)	152,001	116,383

General and administrative expense	26,187	25,474	104,949	99,871
Impairment of goodwill	47,073	-	47,073	-
Operating income (loss)	(84,441)	(62,811)	(21)	16,512

Interest expense, net	3,812	4,641	16,778	17,155
Other expense (income)	(8,337)	361	(12,884)	(2,805)
**Income (loss) before taxes and	(79,916)	(67,813)	(3,915)	2,162
discontinued operations (A)
Provision for income taxes	(20,632)	(23,476)	5,740	941
Income (loss) before discontinued operations	(59,284)	(44,337)	(9,655)	1,221

Discontinued operations:
Income (loss) from discontinued operations,
net of taxes (A)	(613)	25,714	(2,481)	27,550

Net income (loss)	$(59,897)	$(18,623)	$(12,136)	$28,771

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In Thousands, Except Per Share Amounts)
**Income (loss) before taxes and discontinued operations

Fluids Division	(18,905)	(7,634)	5,401	10,897
Offshore Division
Offshore Services	(14,218)	7,037	3,019	33,496
Maritech	(58,689)	(71,172)	(31,932)	(49,815)
Intersegment eliminations	(1,085)	2,248	(782)	6,225
Offshore Division total	(73,992)	(61,887)	(29,695)	(10,094)
Production Enhancement Division
Production Testing	9,793	7,935	35,677	25,639
Compressco	7,629	7,196	30,310	26,663
Production Enhancement Division total	17,422	15,131	65,987	52,302
Corporate overhead (includes interest)	(4,441)	(13,423)	(45,608)	(50,943)
Total	(79,916)	(67,813)	(3,915)	2,162

Basic per share information:
Income (loss) before discontinued operations	$(0.79)	$(0.60)	$(0.13)	$0.02
Income (loss) from discontinued operations	(0.01)	0.35	(0.03)	0.37
Net income (loss)	$(0.80)	$(0.25)	$(0.16)	$0.39

Weighted average shares outstanding	74,908	74,084	74,519	73,573

Diluted per share information:
Income (loss) before discontinued operations	$(0.79)	$(0.60)	$(0.13)	$0.02
Income (loss) from discontinued operations	(0.01)	0.35	(0.03)	0.36
Net income (loss)	$(0.80)	$(0.25)	$(0.16)	$0.38

Weighted average shares outstanding	74,908	74,084	74,519	75,921

Depreciation, depletion and amortization (B)	$76,100	$102,902	$210,292	$201,624

(A) Information presented for each period reflects TETRA’s Process Services, Venezuelan fluids and production testing operations as discontinued operations.
(B) DD&A information for 2008 and 2007 includes oil and gas dry hole costs and impairments of long-lived assets.

Balance Sheet	December 31, 2008	December 31, 2007
	(In Thousands)
Cash	$6,032	$26,051
Accounts receivable, net	225,491	215,284
Inventories	117,731	118,502
Other current assets	86,059	63,654
PP&E, net	807,466	696,391
Other assets	169,845	175,654
Total assets	$1,412,624	$1,295,536

Current liabilities	$212,481	$242,050
Long-term debt	406,840	358,024
Other long-term liabilities	277,482	247,543
Equity	515,821	447,919
Total liabilities and equity	$1,412,624	$1,295,536

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Geoffrey M. Hertel, 281/367-1983
Fax: 281/364-4346
www.tetratec.com